This document is a free translation of the Brazilian judicial administrator's report referred to January, 2018 financial information of Oi S.A. and some of its subsidiaries ("RJ Debtors") filled within the 7th Business Court of Rio de Janeiro on March 15, 2018. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

WALD

HONORABLE LAW JUDGE OF THE 7th LOWER CORPORATE COURT OF THE JUDICIAL DISTRICT OF THE CAPITAL CITY OF THE STATE OF RIO DE JANEIRO

Proceedings 0203711-65.2016.8.19.0001

Judicial Reorganization of Oi S.A et al

The **BANKRUPTCY TRUSTEE** (Arnoldo Wald Law Firm – EAAW), appointed in the proceedings of Judicial Reorganization of **Oi S.A. et al.**, respectfully requests that Your Honor determines that the attached Monthly Activity Report ("RMA"), related to January 2018, be attached to the case records.

Rio de Janeiro, March 15, 2018.
[*signature*]
Bankruptcy Trustee
Arnoldo Wald Law Firm

WALD

MONTHLY ACTIVITY REPORT

RMA

JUDICIAL REORGANIZATION

Oi

January 2018

March 15, 2018

EXECUTIVE **SUMMARY**

INTRODUCTION

Honorable Law Judge of the 7th Lower Corporate Court of the Judicial District of the Capital City of the State of Rio de Janeiro

The Bankruptcy Trustee, Arnoldo Wald Law Firm ("Wald" or "BT"), appointed in the records of the Judicial Reorganization of Oi Group (proceedings 0203711-65.2016.8.19.0001), and RC Consultores, subcontracted by the BT to assist it in the elaboration of the Monthly Activity Report ("RMA"), respectfully submit to Your Honor, pursuant to the decision on pages 91,223/91,224, the RMA related to January 2018.

As it is known, the Judicial Reorganization involves the following companies:

- Oi S.A. – under Judicial Reorganization ("Oi S.A.");
- Telemar Norte Leste S.A. – under Judicial Reorganization ("Telemar Norte Leste");
- Oi Móvel S.A. – under Judicial Reorganization ("Oi Móvel");
- Copart4 Participações S.A. – under Judicial Reorganization ("Copart4");
- Copart5 Participações S.A. – under Judicial Reorganization ("Copart5");
- Portugal Telecom International Finance B.V. – under Judicial Reorganization ("PTIF"); and
- Oi Brasil Holdings Coöperatief U.A. – under Judicial Reorganization ("Oi Coop").

This report, which covers financial information based specially on elements provided by the Companies under Reorganization until March 15, 2018, contains data related to January 2018, and should be analyzed with the preliminary activity report, as well as with the other RMAs previously submitted.

The RMA contains a chapter that covers specifically the consolidated financial information of the Companies under Reorganization, which shall encompass herein the Managerial Cash Flow Statement of said month submitted in the tables in comparison with the previous month. The report will highlight the main variations that took place in said month, submitting the clarifying information provided by the Management of the Companies under Reorganization.

This report, prepared through analytical procedures and discussions with the Company's Management, aims at providing the Court and interested parties with information on the financial situation of the Companies under Reorganization and the relevant transactions carried out by them, as well as a summary of the activities executed by the BT until the final works of this report.

The information presented below is based mainly on data and elements submitted by the Companies under Reorganization. The individual financial statements of all the Companies under Reorganization, as well as the consolidated financial statements of Oi Group (which include, but not limited to, the Companies under Reorganization), are annually audited by independent auditors. Limited review procedures are adopted by the auditors to file the Quarterly Consolidated Financial Information ("ITRs") of Oi Group with CVM. In relation to the individual financial information of each Company under Reorganization, prepared in monthly periods which are not those covered by the ITRs delivered to CVM, it is not submitted to independent audit review, whether by the auditors hired by Oi Group or by the BT.

The BT, proud of the responsibility attributed to it, is at your disposal for further clarifications regarding the information contained in this report or other additional information.

Very truly yours,

WALD

Arnoldo Wald Filho
awf@wald.com.br

Samantha Mendes Longo
samantha@wald.com.br

Partners

Phone: +55 (11) 3074-6000

RC CONSULTORES

Marcel Augusto Caparoz
Chief Economist
marcelo@rcconsultores.com.br

Phone: +55 (11) 3053-0003

2. Corporate Organization Chart of the Companies Under Reorganization

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Figure 1 – Corporate Organization Chart of the Companies Under Reorganization


Oi
Oi S.A. (Holding)
Under Judicial Reorganization
100%
Telemar Norte Leste S.A. (STFC concession) Under Judicial Reorganization
100%
Portugal Telecom Intern. Finance B.V. (Financial Vehicle) Under Judicial Reorganization
100%
Oi Brasil Holdings Coöperatief U.A. (Financial Vehicle) Under Judicial Reorganization
100%
Copart5 Participações S.A. (Financial Vehicle) under judicial reorganizat ion
99.875%
Oi Serviços Financeiros S.A. (Currently named Copart 3)
100%
CVTEL B.V.
100%
Rio Alto Gestão de Créditos e Participaçõe s S.A.
100%
Carrigans Finance S.a RL
100%
PT Participações SGPS S.A.
99.8%
Bryophyta SP Participações Ltda.
100%
Oi Móvel S.A. (SMP authorization and SeAC) Under Judicial Reorganization
100%
Copart4 Participações S.A. (Financial Vehicle) under judicial reorganization
4 other companies (see exhibits)
11 other companies (see exhibits)
Legend
COMPANIES UNDER REORGANIZATION
OF THE GROUP

Source: Information made available by the Management

** Diagram previously submitted in the Preliminary Activities Report.*
Information submitted once again for easier understanding of the structure of the Companies under Reorganization

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Figure 2 - Corporate Organization Chart of the



Telemar Norte Leste S.A. (STFC concession) Under Judicial Reorganization
100%
Oi Móvel S.A. Under Judicial Reorganization
100%
Copart4 Participações S.A. Under Judicial Reorganization
50%
Companhia AIX de Participações
81.43%
SEREDE Serviços de Rede S.A.
100%
Rede Conecta Serviços de Rede S.A.
100%
Brasil Telecom Call Center S.A.
19.04%
Hispamar Satélite S.A.
99.99%
Dommo Empreendimentos Imobiliários Ltda.
99.9%
Brasil Telecom Comunicação Multimídia Ltda.
99.99%
BrT Card Serviços Financeiros Ltda.
50%
Companhia ACT de Participações
10%
Pharol SGPS S.A.
99.99%
Oi Internet S.A.
10 other companies
Legend
COMPANIES UNDER REORGANIZATION OF THE GROUP

Source: Information made available by the Management

** Diagram previously submitted in the Preliminary Activities Report. Information submitted once again for easier understanding of the structure of the Companies under Reorganization*

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Figure 3 - Corporate Organization Chart of the Companies Under Reorganization


Oi Móvel S.A. Under Judicial Reorganization
99.99%
Paggo Empreendimentos S.A. (Holdings)
99.99%
99.99%
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.
Paggo Administradora Ltda.
50%
Paggo Soluções e Meios de Pagamento s S.A.
Legend
COMPANIES UNDER REORGANIZATION
OF THE GROUP

Source: Information made available by the Management

** Diagram previously submitted in the Preliminary Activities Report.*
Information submitted once again for easier understanding of the structure of the Companies under Reorganization

THE COMPANIES UNDER JUDICIAL REORGANIZATION

Figure 4 – Companies under Judicial Reorganization


Oi S.A.
Oi Móvel S.A.
Portugal Telecom International Finance B.V.
COMPANIES UNDER REORGANIZATION
OF THE GROUP
Oi
Oi Brasil Holdings Coöperatief U.A.
Telemar Norte Leste S.A.
Copart 4 e Copart 5 Participações S.A.

Oi S.A.
Main Landline Phone services provider in Region II and national and international long-distance call services provider. It has also interests in other companies of the Group, being the main "Holding" of Oi Group.

Oi Móvel
Mobile Phone services provider in Regions I, II and III and DTH TV services provider.

PTIF
Non-operating entity. Vehicle for raising loans/funds in the international market

Oi Coop
Non-operating entity. Vehicle for raising loans/funds in the international market

Telemar Norte Leste
Main Landline Phone services provider in Region I and national and international long-distance call services provider.

Copart4 and 5
Two legal entities used for managing and administrating real estate property and the main real properties leased to Oi Group

RELEVANT FACTS AND MARKET COMMUNICATIONS

We present below some of the relevant facts and market communications disclosed by Oi Group that are directly related to the Companies under Reorganization:

Relevant Facts and Market Communications from **JANUARY/18**

January 08 - Ratification of the Judicial Reorganization Plan

Oi S.A. - Under Judicial Reorganization ("Oi" or the "Company"), pursuant to article 157, paragraph 4 of Law No. 6,404/76, under CVM Ruling No. 358/02 and in addition to the Relevant Facts of December 20 and 29, 2017, informed its shareholders and the market in general that, on such date, the 7th Lower Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro granted the judicial reorganization of the Company and its subsidiaries Oi Móvel S.A. - Under Judicial Reorganization, Telemar Norte Leste S.A. - Under Judicial Reorganization, Copart 4 Participações S.A. - Under Judicial Reorganization, Copart 5 Participações S.A. - Under Judicial Reorganization, Portugal Telecom International Finance BV - Under Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization (all of which, jointly, "Companies Under Reorganization"), and ratified the Judicial Reorganization Plan of the Companies Under Reorganization ("Plan"), with the following reservations: "a) that Section 11 of the Exhibit (titled Subscription and Commitment Agreement of the PRJ) is invalid, regarding the option given to the Companies under Reorganization to carry out the reimbursement of expenses incurred by creditors seeking the satisfaction of their claims; b) that the conditions set forth in item 5 of the same Exhibit, which establish the payment of a commitment fee, may be extended to all creditors in the same conditions".

The decision also addressed the call of an Extraordinary General Meeting of Shareholders to resolve on matters that affect the Plan, stating the following: "I believe, however, that the relevant amendments, including the company's bylaws, approved in the PRJ waive the performance of an EGM and may be carried out by the company bodies, based on the authorization in the creditors' meeting, in the manner provided in the Fiscal Responsibility Law (LRF), which is a special law with respect to the Corporations Law (LSA) on the matter. (...) The section of the plan that regulates the governance during the transition phase is in line with the aforementioned Article 50 of the LRJ, and does not violate the Corporations Law, not least because it seeks to give institutional stability to corporate bodies and the managers of the companies under reorganization for purposes of compliance with the judicial reorganization plan approved by the sovereign statement of the creditors. Therefore, the call of the EGM is absolutely unnecessary to give effect to the sovereign decision of the creditors. On the contrary, the call of the shareholders' meeting, in this event, would reinstate the instability strongly rejected by the Judiciary Branch throughout this judicial reorganization proceedings."

The entire decision is attached to this Relevant Fact and is also available for download at the Company's website (www.oi.com.br/ri), in the Empresas.NET System of CVM (www.cvm.gov.br), and in the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company shall send the decision, as soon as possible, translated into English, to the US Securities and Exchange Commission according to Form 6-K.

Finally, Oi clarified that, according to the Plan approved and ratified by the court, the Company will inform the shareholders, creditors and the market regarding the terms starting with the publication of the court decision that ratified the Plan.

The relevant fact is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=251352

January 15 - New Members of the Transitional Board of Directors

Oi S.A. - Under Judicial Reorganization ("Oi" or the "Company"), in addition to the Relevant Fact disclosed on December 20, 2017, informed its shareholders and the market in general that, on January 12, 2018, it was made aware of the decision of the Board of Directors of the Brazilian Telecommunications Agency - ANATEL with respect to the prior consent request of Oi for the investiture of the new members that will form the Transitional Board of Directors, in the manner provided in the judicial reorganization plan approved in the General Creditors' Meeting and ratified by the 7th Lower Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro ("Plan"), and Anatel approved the investiture of Messrs. Marcos Grodetzky, Eleazar de Carvalho Filho and Marcos Bastos Rocha. As informed in the press release, the Anatel analysis is exclusively restricted to the prior consent request for the composition of such Board, under the terms and conditions set forth in section 9.2 of the Plan.

The communication is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251428

RELEVANT FACTS AND MARKET COMMUNICATIONS

Relevant Facts and Market Communications from **FEBRUARY/18**

February 05 - Publication of the decision that ratified the Judicial Reorganization Plan

Oi S.A. - Under Judicial Reorganization ("Oi" or the "Company"), in addition to the Relevant Fact of January 08, 2018, informed its shareholders and the market in general that, on such date, the decision by the Judge of the 7th Lower Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro that ratified the Judicial Reorganization Plan of the Company and its subsidiaries Oi Móvel S.A. - Under Judicial Reorganization, Telemar Norte Leste S.A. - Under Judicial Reorganization, Copart 4 Participações S.A. - Under Judicial Reorganization, Copart 5 Participações S.A. - Under Judicial Reorganization, Portugal Telecom International Finance BV - Under Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization (all of which, jointly, "Companies Under Reorganization") ("Plan") and granted the judicial reorganization of the Companies Under Reorganization was published.

As a result of the publication of the decision, a term of 20 days will begin, that is, from 12:00 a.m. of February 06, 2018 until 11:59 p.m. of February 26, 2018, so that the creditors of the Companies Under Reorganization may choose between the payment options of their respective credits, pursuant to the Plan. Important information regarding the terms and procedures to choose payment options are available on the website of the judicial reorganization (www.recjud.com.br).

The communication is available at:
http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251671

February 06 - Decision on the Extraordinary General Meeting

Oi S.A. - Under Judicial Reorganization ("Oi" or the "Company"), in addition to the Notice to Shareholders of February 02, 2018, informed its shareholders and the market in general that it became aware on the previous day, of a decision by the Judge of the 7th Lower Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro who rejected the request of shareholder Bratel S.A.R.L. to partially reconsider the decision that ratified the Judicial Reorganization Plan, having fully maintained such decision, including regarding the non-execution of an Extraordinary General Meeting of the Company called by Bratel S.A.R.L for February 07, 2018.

The entire decision is attached to this Market Communication and is also available for download at the Company's website (www.oi.com.br/ri), in the Empresas.NET System of CVM (www.cvm.gov.br), and in the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company shall send the decision, as soon as possible, translated into English, to the US Securities and Exchange Commission according to Form 6-K.

The communication is available at:
http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251673

RELEVANT FACTS AND MARKET COMMUNICATIONS

Relevant Facts and Market Communications from **FEBRUARY/18**

February 06 - Payment Option Choice by the Bondholders

Oi S.A. - Under Judicial Reorganization ("Oi"), Portugal Telecom International Finance B.V. - Under Judicial Reorganization ("PTIF") and Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization ("Oi Coop"; and, jointly, with Oi and PTIF, "Issuers") announced on that date that they initiated the requests (each, a "Payment Option Choice Request") for the payment option choices (each, a "Payment Option Choice") related to the payments set forth in the terms of the consolidated plan of the judicial reorganization that apply to:

- 9.75% Senior Notes due 2016 issued by Oi (CUSIP/ISIN No. 10553M AC5/US10553MAC55 and P18445 AF6/USP18445AF68);
- 5.125% Senior Notes due 2017 issued by Oi (ISIN No. XS0569301830 and XS0569301327);
- 9.50% Senior Notes due 2019 issued by Oi (CUSIP/ISIN No. 87944L AD1/US87944LAD10 No. P9037H AK9/USP9037HAK97);
- 5.50% Senior Notes due 2020 issued by Oi (CUSIP/ISIN No. 87944L AE9/US87944LAE92, P9037H AL7/USP9037HAL70 and 87944L AF6/USP87944LAF67);
- 6.25% Notes due 2016 issued by PTIF (ISIN No. PTPTCYOM0008);
- 4.375% Notes due March 2017 issued by PTIF (ISIN No. XS0215828913);
- 5.242% Notes due November 2017 issued by PTIF (ISIN No. XS0441479804);
- 5.875% Notes due 2018 issued by PTIF (ISIN No. XS0843939918);
- 5.00% Notes due 2019 issued by PTIF (ISIN No. XS0462994343);
- 4.625% Notes due 2020 issued by PTIF (ISIN No. XS0927581842);
- 4.50% Notes due 2025 issued by PTIF (ISIN No. XS0221854200);
- 5.625% Senior Notes due 2021 issued by Oi Coop (ISIN No. XS1245245045 and XS1245244402); and
- 5.75% Senior Notes due 2022 issued by Oi Coop (CUSIP/ISIN No. 10553M AD3/US10553MAD39 and P18445 AG4/USP18445AG42) (jointly, the "Bonds").

The terms and conditions of the Payment Option Choice Requests are described in the Statement of Information and Payment Option Choice Request, dated February 6, 2018, as well as in the respective exhibits (the "Statement"). Capitalized terms used in this noticed but not defined herein, shall have the definition assigned thereto in the Statement. The statement includes important information that should be read carefully before any decision is made with respect to Payment Option Choice Requests.

The full communication is available at:
http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251676

RELEVANT FACTS AND MARKET COMMUNICATIONS

Relevant Facts and Market Communications from **FEBRUARY/18**

February 07 - Clarifications on the Extraordinary General Meeting called by shareholder BRATEL S.À.R.L.

Oi S.A. - Under Judicial Reorganization ("Oi" or the "Company"), pursuant to article 157, paragraph 4 of Law No. 6,404/76, under the terms of CVM Ruling No. 358/02, and in addition to the Notice to Shareholders dated February 02, 2018 and the Market Communication of February 06, 2018, informed its shareholders and the market in general that it became aware, on such date, that the Judge of 7th Lower Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro ("Judicial Reorganization Court") when assessing the Company's petition regarding the initiatives adopted by Bratel S.A.R.L. insisting on the performance of the Meeting called for February 07, 2018, stated that any extrajudicial resolution that goes against matters already ratified in the Plan is invalid and ineffective, under the following terms:

"*It is clarified that considering the ratification of the reorganization plan, and once any extrajudicial resolution that goes against matters already ratified in the plan is declared unfeasible, invalid and ineffective by court, those under such jurisdiction must fully observe the latest court decision, without prejudice to any appeal before the Judiciary Branch itself.*"

The Company also informed that, on such date, failing to comply successive court decisions, a group of shareholders sought to hold an alleged Meeting between them to resolve on matters related to the sections of the Plan that was approved and ratified. The Company does not recognize the legality of such an act and shall take the applicable legal, administrative and criminal measures.

The Company clarified that it will continue to strictly comply with the Plan approved by the General Creditors' Meeting and with all decisions rendered by the Judicial Reorganization Court. Finally, Oi clarifies to creditors that the Plan remains healthy and effective, as well as unchanged in all its sections.

The entire decision is attached to this Relevant Fact and is also available for download at the Company's website (www.oi.com.br/ri), in the Empresas.NET System of CVM (www.cvm.gov.br), and in the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company shall send the decision, as soon as possible, translated into English, to the US Securities and Exchange Commission according to Form 6-K.

The relevant fact is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251722

RELEVANT FACTS AND MARKET COMMUNICATIONS

Relevant Facts and Market Communications from **FEBRUARY/18**

February 08 - Decision by the Judicial Reorganization Court on the Extraordinary General Meeting

Oi S.A. - Under Judicial Reorganization ("Oi" or the "Company"), pursuant to article 157, paragraph 4 of Law No. 6,404/76, under CVM Ruling No. 358/02 and in addition to the Relevant Fact of February 07, 2018, informed its shareholders and the market in general that it became aware, on such date, of the decision by the Judge of the 7th Lower Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro ("Judicial Reorganization Court") that granted the injunctive relief requested by the Company to stay the effects of all resolutions taken in the intended Extraordinary General Meeting held between a group of shareholders on February 07, 2018, and determined the notification of the Commercial Registry of the State of Rio de Janeiro - JUCERJA and the Brazilian Securities Commission to not file the minutes of such Meeting, or if it has already done so, to suspend such meetings until a subsequent court order of the Judicial Reorganization Court, under the following terms:

"(...) Can a group of shareholders hold a meeting that aims, among other objects, to fail to comply with a court decision? The answer is obviously no. (...) There is no need to mention that there was a mistake or a lack of knowledge that any change to the reorganization plan could not be made out of court, since, according to the decision on page 254,756, this Judge prohibited the practice of any act that intends to invalidate the compliance with the approved reorganization plan, also rejecting the decision that intended to partially reconsider the reorganization plan regarding the governance of the business company, according to the decision on page 255,624. In addition, it is clear that, according to the decision on pages 256,092/256,094, which is unfeasible, invalid and ineffective, an extrajudicial resolution that goes against matters already ratified (...) THAT IS, in judicial cognizance, I grant the injunctive relief to stay the effects of all resolutions by the EGM of Oi S.A. Held on 02/07/2018. (...)"

The entire decision is attached to this Relevant Fact and is also available for download at the Company's website (www.oi.com.br/ri), in the Empresas.NET System of CVM (www.cvm.gov.br), and in the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company shall send the decision, as soon as possible, translated into English, to the US Securities and Exchange Commission according to Form 6-K.

The relevant fact is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=251738

RELEVANT FACTS AND MARKET COMMUNICATIONS

Relevant Facts and Market Communications from **FEBRUARY/18**

February 08 - Acquisition of Equity Interest - JGP

Oi S.A. - Under Judicial Reorganization ("Oi" or "Company"), pursuant to the provisions of article 12 of CVM Ruling No. 358/02, informed that it received, on such date, a mail from JGP GESTÃO DE RECURSOS LTDA. and JGP GESTÃO PATRIMONIAL LTDA., which is transcribed below:

"MARKET COMMUNICATION

JGP GESTÃO DE RECURSOS LTDA., enrolled with the National Register of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. 02.312.792/0001-65, with headquarters in the City and State of Rio de Janeiro, at Rua Humaitá, Nº 275, 11º andar (parte) e 12º andar, and JGP GESTÃO PATRIMONIAL LTDA, enrolled with the CNPJ/MF under No. 09.262.533/0001-16, with headquarters in the City and State of Rio de Janeiro, at Rua Humaitá, Nº 275, 11º andar (parte) e 12º andar, as investment fund managers and non-resident investors, whose legal representative in the country is BNY Mellon Serviços Financeiros DTVM S.A., enrolled with the CNPJ/MF under No. 02.201.501/0001-61 ("Investors"), come, under the terms of CVM Ruling No. 358/2002, as amended by CVM Rulings Nos. 369/02, 449/07, 547/14, 552/14, 568/15 and 590/17, to inform that, in negotiations held on the trading session of Bolsa de Valores de São Paulo - BOVESPA, over the past few days, the Investors bought common shares issued by Oi S.A. ("Company"), and now hold thirty-four million, six hundred and forty thousand and three hundred (34,640,300) common shares issued by the Company. Such interest of the Investors represent five point nineteen percent (5.19%) of the common shares issued by the Company.

We also inform that the investors hold four million, one hundred and forty-five thousand (4,145,000) common shares referenced by derivative financial instruments with a provision for exclusively financial settlement.

The acquisitions referred to above do not aim to change the composition of control or the administrative structure of the Company. There is no agreement or contract regulating the exercise of voting right or the purchase and sale of securities issued by the Company by the Investors".

The communication is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251735

RELEVANT FACTS AND MARKET COMMUNICATIONS

Relevant Facts and Market Communications from **FEBRUARY/18**

February 09 - Disposal of Relevant Equity Interest - JGP

Oi S.A. - Under Judicial Reorganization ("Oi" or "Company"), pursuant to the provisions of article 12 of CVM Ruling No. 358/02, informed that it received, on such date, a mail from JGP GESTÃO DE RECURSOS LTDA. and JGP GESTÃO PATRIMONIAL LTDA., which is transcribed below:

"MARKET COMMUNICATION

JGP GESTÃO DE RECURSOS LTDA., enrolled with the National Register of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. 02.312.792/0001-65, with headquarters in the City and State of Rio de Janeiro, at Rua Humaitá, Nº 275, 11º andar (parte) e 12º andar, and JGP GESTÃO PATRIMONIAL LTDA, enrolled with the CNPJ/MF under No. 09.262.533/0001-16, with headquarters in the City and State of Rio de Janeiro, at Rua Humaitá, Nº 275, 11º andar (parte) e 12º andar, as investment fund managers and non-resident investors, whose legal representative in the country is BNY Mellon Serviços Financeiros DTVM S.A., enrolled with the CNPJ/MF under No. 02.201.501/0001-61 ("Investors"), come, under the terms of CVM Ruling No. 358/2002, as amended by CVM Rulings Nos. 369/02, 449/07, 547/14, 552/14, 568/15 and 590/17, to inform that, in negotiations held on the trading session of Bolsa de Valores de São Paulo - BOVESPA, over the past few days, the Investors sold common shares issued by Oi S.A. ("Company"), and now hold thirty-two million, nine hundred and eighteen thousand and nine hundred (32,918,900) common shares issued by the Company. Such interest of the Investors represent four point ninety-three percent (4.93%) of the common shares issued by the Company.

We also inform that the investors hold four million, one hundred and forty-five thousand (4,145,000) common shares referenced by derivative financial instruments with a provision for exclusively financial settlement.

The negotiations referred to above do not aim to change the composition of control or the administrative structure of the Company. There is no agreement or contract regulating the exercise of voting right or the purchase and sale of securities issued by the Company by the Investors".

The communication is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251758

February 27 - Execution of the Memorandum of Understanding

Oi S.A. - Under Judicial Reorganization ("Oi" or "Company") informed its shareholders and the market in general that on 02/26/2018 it entered a memorandum of understanding (MOU) with TIM Participações S.A. ("TIM"), which is an important step in the discussions that seeks to solve their respective disputes and starts a new planning cycle for the sharing of infrastructure, along the same lines of partnerships that are already currently in effect in the Brazilian telecommunications market.

The understanding between the companies was reached by the Chief Executive Officers of Oi, Eurico Teles and of TIM, Stefano De Angelis, during the Mobile World Congress, the main world event in the telecommunications sector, held annually in Barcelona. The initiative strengthens an environment for industrial proposals and collaboration within a healthy competition scenario in the telecommunications sector.

The communication is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251925

RELEVANT FACTS AND MARKET COMMUNICATIONS

Relevant Facts and Market Communications from **FEBRUARY/18**

February 27 - End of the term to choose between the options and extension of the term for Bondholders

Oi S.A. - Under Judicial Reorganization ("Oi" or the "Company"), in addition to the Market Communication of February 06, 2018, informed its shareholders and the market in general that, at the closing of February 26, 2018, the term for the creditors of the Company and its subsidiaries Oi Móvel S.A. - Under Judicial Reorganization, Telemar Norte Leste S.A. - Under Judicial Reorganization, Copart 4 Participações S.A. - Under Judicial Reorganization, Copart 5 Participações S.A. - Under Judicial Reorganization, Portugal Telecom International Finance BV - Under Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization (all of which, jointly, "Companies Under Reorganization") to choose the payment options of their respective credits has ended, pursuant to the Judicial Reorganization Plan of the Companies Under Reorganization ("Plan"). Exclusively regarding the bondholder creditors, the Company was made aware of the decision of the Judge of the 7th Lower Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro, rendered on February 26, 2018 that, among other provisions, set forth the following:

"Considering the omission of the trustees and the loss resulting therefrom, I determine, in favor of the bondholder creditors that were left unsupported in this moment, the extension of the term for the exercise of the payment option choice.
Thus, the bondholders that wish to individualize their credits (upon petition in the case records and subsequent choice in the electronic platform) may do so until the 03/08/2018."

The Company also informed that it will keep its shareholders and the market informed about any relevant updates on the matters object of this Communication.

The communication is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251907

February 28 - Annual General Meeting of Oi S.A.

Oi S.A. - Under Judicial Reorganization ("Oi" or "Company"), under Official Circular Letter/CVM/SEP No. 01/2017 and for purposes of compliance with the provisions of paragraph 2 of article 21-L of CVM Ruling No. 481/09, informed its shareholders that the date of the Annual General Meeting of the Company ("AGM"), originally scheduled for April 27, 2018 (according to the Notice to Shareholders dated 01/15/2018], was changed and the AGM shall be held on April 30, 2018.

The Company also informed that the updated Annual Calendar of Corporate Events is available at the Empresas.NET System of CVM (www.cvm.gov.br), in the website of B3 S.A. - B3 S.A. – Brasil, Bolsa, Balcão (www.bmfbovespa.com.br) and in the Company's website (www.oi.com.br/ri).

Further information on such meeting shall be disclosed according to the terms determined by the applicable laws and regulations.

The communication is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43086&conta=28&id=251950

RELEVANT FACTS AND MARKET COMMUNICATIONS

Relevant Facts and Market Communications from **MARCH/18**

March 01 - Merger of Oi Internet by Oi Móvel

Oi S.A. - Under Judicial Reorganization ("Oi" or the "Company") informed its shareholders and the market in general that on such date the merger of Oi Internet S.A. ("Oi Internet") by Oi Móvel S.A. - Under Judicial Reorganization ("Oi Móvel), both indirect subsidiaries of the Company, was carried out in compliance with the provisions of sections 3.1.6 and 7.1 of the Consolidated Judicial Reorganization Plan ("Plan") of Oi and of its subsidiaries Oi Móvel, Telemar Norte Leste S.A. - Under Judicial Reorganization, Copart 4 Participações S.A. - Under Judicial Reorganization, Copart 5 Participações S.A. - Under Judicial Reorganization, Portugal Telecom International Finance BV - Under Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization (all of which, jointly, "Companies Under Reorganization").

The merger is one of the stages of the corporate and equity restructuring process of the Companies Under Reorganization expressly set forth in the Plan and has the objective of optimizing the operations and increasing the results of the Companies Under Reorganization and other direct and indirect subsidiaries of Oi.

In addition, the unification of the operations of Oi Internet and Oi Móvel, upon the consolidation of the activities developed will bring considerable administrative, economic and tax benefits, with the reduction of costs and generation of synergy gains for greater efficiency in the provision of services.

The relevant fact is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251966

RELEVANT FACTS AND MARKET COMMUNICATIONS

Relevant Facts and Market Communications from **MARCH/18**

March 05 - Approval of Capital Increase for the Capitalization of Credits

Oi S.A. - Under Judicial Reorganization ("Oi" or the "Company"), pursuant to article 157, paragraph 4, of Law No. 6,404/76 and under the terms of CVM Ruling No. 358/02, informed its shareholders and the market in general that, on such date, the Board of Directors approved the conditions for a capital increase of the Company, upon the capitalization of part of the Unsecured Credits of Qualified Bondholders, with the issuance of new common shares and subscription warrants that shall be assigned to the subscribers of the shares object of such increase, as provided in Sections 4.3.3.2 and 4.3.3.5 of the Judicial Reorganization Plan of Oi and its subsidiaries, approved in the General Creditors' Meeting and ratified by the Judicial Reorganization Court ("Capitalization of Credits").

The Capitalization of Credits was approved by the Board of Directors within the limit of authorized capital set forth in the Company's Bylaws, and shall be performed through the issuance of, at least, 1,039,868,479 and, at most, 1,756,054,163 new common shares at the price of BRL7.00 per share, corresponding to an amount of, at least, BRL7,279,079,353.00 and, at most, BRL12,292,379,141.00. The total number of common shares and subscription warrants to be issued in the Capitalization of Credits will depend on the outcome (i) of the choice process of payment options by the Qualified Bondholders, the term for which was extended to March 08, 2018 on account of the decision rendered by the Judicial Reorganization Court on February 26, 2018, and (ii) the Exchange Offer to be carried out by Qualified Bondholders that have opted for the respective payment option.

The capital increase arising from the Capitalization of Credits is subject to the right of first refusal of the current shareholders of Oi, pursuant to Article 171, paragraph 2 of Law No. 6,404/76, which may be exercised within a minimum term of 30 consecutive days, according to the notice to shareholders which shall inform the date on which the shares will be traded ex-subscription rights, the starting date of the term and other conditions for the exercise of the right of first refusal ("Notice to Shareholders"). In the case of exercise of the right of first refusal by the Company shareholders, in cash, the number of shares to be subscribed by the Qualified Bondholders will be reduced by the corresponding amount and the amounts paid in the exercise of such right shall be delivered to the holders of capitalized credits, pro rata to the credits held thereby.

During the Capitalization of Credits, up to 135,081,089 subscription warrants will also be issued by Oi, within the limit of the authorized capital, which shall be assigned to the subscribers of the shares object of the capital increase and each subscription warrant shall grant its holder the right to subscribe 1 share issued by the Company.

The other conditions of capitalization of credits are described in the minutes of the Board of Directors' meeting that approved the increase, as well as in the material contained in Exhibit 30-XXXII of CVM Ruling No. 552/14, both of which will be made available as soon as possible at the Company's website (www.oi.com.br/ri), in the Empresas.net System of CVM (www.cvm.gov.br), and in the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br).

The company also clarified that the publication of the Notice to Shareholders and the start of the term to exercise the right of first refusal by its shareholders shall occur timely, after compliance with certain measures necessary for the implementation of the Capitalization of Credits, as set forth in the Judicial Reorganization Plan.

The relevant fact is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252046

RELEVANT FACTS AND MARKET COMMUNICATIONS

Relevant Facts and Market Communications from **MARCH/18**

March 06 - Arbitration Procedure

Oi S.A. - Under Judicial Reorganization ("Oi" or the "Company"), pursuant to article 157, paragraph 4, of Law No. 6,404/76 and under the terms of CVM Ruling No. 358/02, informed its shareholders and the market in general that it became aware of manifestation by the Supporting Arbitrator in an arbitration procedure filed against the Company by shareholder BRATEL S.À.R.L. ("Bratel") in the Market Arbitration Chamber, to discuss matters related to the implementation of the Judicial Reorganization Plan ratified by the Reorganization Judge ("Plan"). Such manifestation was rendered without the Company being heard or having the opportunity to express itself, the term of 48 hours to provide information and to manifest itself on the intentions of Bratel being given to Oi.

The Company understands that such arbitration procedure, by creating illegal obstacles to the implementation of the Company's capital increase set forth in the Plan, goes against the resolution of the General Creditors' Meeting that approved the Plan, the judicial decision that ratified it, and other decisions rendered by the Judicial Reorganization Court, the only court competent to decide on such matter as ratified by the Superior Court of Justice.

Finally, the Company clarifies that it deemed the disclosure of this Relevant Fact to be adequate, in spite of the term of 48 hours granted and necessary for its analysis and the development of the arbitration procedure, due to the publicity granted by third parties to the arbitration procedure and manifestation of the Supporting Arbitrator. The Company shall take the appropriate measures to prevent any prejudice to the implementation of the Plan.

The relevant fact is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252056

March 07 - Approval of Changes to the Company's Organizational Structure

Oi S.A. - Under Judicial Reorganization ("Oi" or the "Company"), pursuant to article 157, paragraph 4, of Law No. 6,404/76 and under the terms of CVM Ruling No. 358/02, informed its shareholders and the market in general that, in a meeting held on such date, the Board of Directors approved changed to the Company's organizational structure, which involved the confirmation of the election of Mr. Carlos Augusto Machado Pereira de Almeida Brandão for the title of Financial and Investors' Relations Officer of the Company and the dismissal of Mr. João do Passo Vicente Ribeiro from the position of Officer without specific designation. In such meeting, the dismissal request presented by Mr. Hélio Calixto da Costa from the position of Officer without specific designation was also received and accepted by the Board of Directors.

The relevant fact is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252085

RELEVANT FACTS AND MARKET COMMUNICATIONS

Relevant Facts and Market Communications from **MARCH/18**

March 07 - Suspension of Political Rights of a Group of Shareholders

Oi S.A. - Under Judicial Reorganization ("Oi" or the "Company"), pursuant to article 157, paragraph 4 of Law No. 6,404/76, under CVM Ruling No. 358/02 and in addition to the Relevant Fact disclosed on February 08, 2018, informed its shareholders and the market in general that it became aware, on such date, of the decision by the Judge of the 7th Lower Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro ("Judicial Reorganization Court") that, fully accepting the opinion of the Public Prosecutors' Office, suspended the political rights of the subscribers of the minutes of the Extraordinary General Meeting of February 07, 2018, to the exception of those that abstained from voting, and determined the removal of the members of the Board of Directors elected/appointed thereby, until the performance of the capital increase set forth in the Company's judicial reorganization plan.

Due to the decision, shareholders Bratel S.À.R.L., Société Mondiale Fundo de Investimento em Ações, Petrorio S.A. and Aurelio Valporto, among others, had their rights suspended and, consequently, the members of the Board of Directors elected/appointed thereby, Messrs. Luis Maria Viana Palha da Silva, Pedro Zañartu Gubert Morais Leitão and Helio Calixto da Costa, are removed from their positions.

The decision also determined the citation of the current Officers and Chief Executive Officer of the Company and of the shareholders whose political rights have been suspended to express themselves on the interest of filing a mediation procedure.

The entire decision is attached to this Relevant Fact and is also available for download at the Company's website (www.oi.com.br/ri), in the Empresas.NET System of CVM (www.cvm.gov.br), and in the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company shall send the decision, as soon as possible, translated into English, to the US Securities and Exchange Commission according to Form 6-K.

The relevant fact is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252090

March 09 - End of the term for the payment option choice by the Bondholder creditors

Oi S.A. - Under Judicial Reorganization ("Oi" or the "Company"), in addition to the Market Communications disclosed on February 06 and 27, 2018, informed its shareholders and the market in general that, the term for the bondholder creditors of the Company and its subsidiaries Oi Móvel S.A. - Under Judicial Reorganization, Telemar Norte Leste S.A. - Under Judicial Reorganization, Copart 4 Participações S.A. - Under Judicial Reorganization, Copart 5 Participações S.A. - Under Judicial Reorganization, Portugal Telecom International Finance BV - Under Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization (all of which, jointly, "Companies Under Reorganization") to choose the payment options of their respective credits, pursuant to the Judicial Reorganization Plan ("Plan"), which had been extended by the 7th Lower Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro on February 26, 2018, has ended on March 08, 2018.

The company reiterated that, as set forth in the Amended and Restated Statement of Information and Payment Option Choice Request dated February 14, 2018 ("Statement"), the persons who acquire a financial interest in any securities issued or guaranteed by the Company after March 08, 2018 are not entitled to choose the payment form of acquired securities, but are only authorized to receive the default payment form described in the Plan with respect to such securities, unless the transferor and the transferee of securities have strictly observed the rules for transfer of the payment option choice set forth in the Statement.

Oi reiterated, that for a payment option choice made by a Qualified Investor (as defined in the Statement) to be valid, the Qualified Investor shall provide, by 05:00 p.m. on March 15, 2018, New York City time, proof of ownership of financial interest in all securities of each series held by a Qualified Investor at 11:59 p.m. on March 08, 2018, Brasília time, by means of the procedures described in the Statement.

The communication is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=252111

RELEVANT FACTS AND MARKET COMMUNICATIONS

Relevant Facts and Market Communications from **MARCH/18**

March 14 - Injunction Decision on Conflict of Jurisdiction

Oi S.A. - Under Judicial Reorganization ("Company"), pursuant to Article 157, paragraph 4 of Law No. 6,404/76, under the terms of CVM Ruling No. 358/02, and in continuance to the Relevant Fact disclosed on March 06, 2018, informs its shareholders and the market in general that it became aware, on March 13, 2018, of the decision of Justice Marco Buzzi of the Second Section of the Superior Court of Justice that granted an injunction relief on the conflict of jurisdiction submitted by the Company, suspending the effects of the decision rendered by the arbitration court in the arbitration procedure filed against the Company by Bratel S.À.R.L, designating the Judge of the 7th Lower Business Court of Rio de Janeiro/RJ to resolve, in a temporary manner, any urgent measures, until further resolution by such reporting judge.

The entire decision will be available, when possible, for download at the Company's website (www.oi.com.br/ri), in the Empresas.NET System of CVM (www.cvm.gov.br), and in the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company shall send the decision, as soon as possible, translated into English, to the US Securities and Exchange Commission according to Form 6-K.

The relevant fact is available at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252198

FINANCIAL INFORMATION

4.1 Managerial Cash Flow Statement

4.1 MANAGERIAL CASH FLOW STATEMENT

Consolidated Financial Statements of the Companies under Reorganization (unaudited)

MANAGERIAL CASH FLOW STATEMENT

HIGHLIGHTS

Statement
JANUARY 01 to 31, 2018

- The **Net Operating Cash Generation of the Companies Under Reorganization** was R$ 977 million negative in January/18

- **Investments** reached the level of R$ 554 million in January/18

- The item **Accounts Receivable** had an increase of R$ 100 million in January/18, amounting to R$ 2,816 million.

- The item **Accounts Payable** had an increase of R$ 679 million in January/18, amounting to R$ 3,239 million.

- The **Financial Cash Final Balance of the Companies Under Reorganization** decreased by R$ 753 million in January/18, amounting to R$ 6,128 million.

Statement

JANUARY 01 a 31, 2018

The Net Operating Cash Generation of the Companies Under Reorganization was R$ 977 million negative in January/18

- The Net Operating Cash Generation of the Companies Under Reorganization was R$ 977 million negative in January/18, after the negative results of R$ 34 million observed in the previous month (Figure 5). When compared to December/17, Accounts Receivable had an increase of R$ 100 million, reaching R$ 2,816 million, while the cash outflows with Accounts Payable and Investments decreased by R$ 1,043 million, jointly amounting to R$ 3,793 million (Figure 6).
- The other movements of the Companies Under Reorganization, which includes the items of *Financial Transactions* and also *Dividends and interest on net equity (JCP)*, contributed with inflows of R$ 32 million and R$ 192 million, respectively, in January/18.
- Accordingly, the variation of the Financial Cash Final Balance of the Companies Under Reorganization was negative in R$ 753 million in January/18, resulting in an amount of R$ 6,128 million (Figure 7), which corresponds to a decrease of 10.9% compared to the previous month.
- Considerations of the variations shall be analyzed in detail on the next pages.

Source: Financial statements and managerial information

Figure 5 – Net Operating Cash Generation – Monthly Balance


R$ million
1.093
469
435
318
251
333
(154)
155
(279)
(231)
51
266
(175)
61
182
(238)
(454)
(34)
(977)

Figure 6 – Monthly evolution. Accounts Receivable x Payable/Investments


RECEBIMENTOS
Accounts Receivable
PAGAMENTOS
+
INVESTIMENTOS
Accounts Payable + Investments
R$ million
3.793
2.816

Figure 7 – Financial Cash – Companies Under Reorganization - Monthly - Final Balance


R$ million
6.128

Increased investments and Payments of Materials and Services in January/18 contributed to a greater negative balance of the Net Operating Cash Generation of the Companies Under Reorganization

Figure 8 – Managerial Cash Flow Statement

	Dec/17	Jan/18	Δ
Clients	1905	1825	-4%
Network Use Services	197	201	2%
Dealers	420	524	25%
Others	194	266	37%
Accounts Receivable (1)	**2,716**	**2,816**	**4%**

	Dec/17	Jan/18	Δ
Plant Maintenance	(345)	(341)	-1%
Rent Amounts	(139)	(386)	178%
Graphic/Data Processing	(113)	(127)	12%
Service/Collection Call Center	(157)	(147)	-6%
Concessionaires	(105)	(103)	-2%
Consultancy Services / Audits / Fees	(31)	(55)	77%
Other Services/Accounts Payable	(332)	(1,056)	218%
Materials/Services (2)	**(1,222)**	**(2,215)**	**81%**

	Dec/17	Jan/18	Δ
Network Use Services	(200)	(206)	3%
Court Deposits	(224)	43	N.A.
Contingencies	1	(1)	N.A.
Other Payments (2)	**(433)**	**(164)**	**-61%**

	Dec/17	Jan/18	Δ
Telemar	(89)	(272)	206%
Oi S.A.	(25)	(70)	180%
Oi Móvel	(76)	(212)	179%
Investments (3)	**(190)**	**(554)**	**192%**


R$ million
2.816
(234)
(2.215)
(621)
(5)
(164)
(554)
(977)
Recebimentos
Pessoal
Materiais / Serviços
Tributos
Mediação
Demais pagamentos
Investimentos
Geração Oper. Líquida

Source: Financial Statements and Management information

Legend:
Recebimentos - Accounts Receivable
Pessoal - Personnel
Materiais/Serviços - Materials/Services
Tributos - Taxes
Mediação - Mediation
Demais Pagamentos - Other Payments
Investimentos - Investments
Geração de Oper. Líquida - Net Operating Generation

Statement
JANUARY 01 to 31, 2018

Table 1 - Managerial Cash Flow Statement - January/18

R$ million	(A) 12/31/2017 Dec/17	(B)-(A) *Variation*	(B) 01/31/2018 Jan/18
INITIAL Balance - Financial Cash	**6,877**	**4**	**6,881**
Clients	1,905	*(80)*	1,825
Network Use Services	197	*4*	201
Dealers	420	*104*	524
Others	194	*72*	266
Accounts Receivable (1)	**2,716**	**100**	**2,816**
Personnel	(236)	*2*	(234)
Materials/Services Suppliers	(1,422)	*(999)*	(2,421)
Taxes	(633)	*12*	(621)
Court Deposits	(224)	*267*	43
Contingencies	1	*(2)*	(1)
Mediation	(46)	*41*	(5)
Payments (2)	**(2,560)**	**(679)**	**(3,239)**
Telemar	(89)	*(183)*	(272)
Oi S.A.	(25)	*(45)*	(70)
Oi Móvel	(76)	*(136)*	(212)
Investments (3)	**(190)**	**(364)**	**(554)**
Net Operating Generation (1+2+3)	**(34)**	**(943)**	**(977)**
Intra-group Transactions	-	-	-
Financial Transactions	38	*(6)*	32
Dividends and Interest on Net Equity (JCP)	-	*192*	192
FINAL Balance - Financial Cash	**6,881**	**(753)**	**6,128**

Figure 9 – Accounts Receivable – Share Structure



Serviços de Uso de Rede
R$ 201 mi
7%
RECEBIMENTOS TOTAL
R$ 2.816 mi
Outros
R$ 266 mi
9%
Dealers
R$ 524 mi
19%
Clientes
R$ 1.825 mi
65%

	Jan/18 R$ million	Jan/18 Interest	Dec/17 Interest
Accounts Receivable	**2,816**	**100%**	**100%**
Clients	1,825	65%	70%
Dealers	524	19%	16%
Others	266	9%	7%
Network Use Services	201	7%	7%

Legend:
Recebimentos Total – Total Account Receivables
Serviços de Uso de Rede – Network Use Services
Outros – Others
Dealers – Dealers
Clientes - Clients

ACCOUNTS RECEIVABLE

Accounts Receivable increased in January/18

In January/18, there was an increase in Accounts Receivable of R$ 100 million in relation to the previous month (+3.7%), reaching the amount of R$ 2,816 million.

The Accounts Receivable of Dealers increased 24.8% in relation to the previous month, equivalent to an increase of R$ 104 million, amounting to R$ 524 million, with the collection of R$ 420 million in December/17.

- According to the Management, the increase of the Accounts Receivable of Dealers is explained by the effect of the bank holiday on 12/29/2017, delaying the collection to 01/02/2018. The Company also emphasized the effect of more business days (20 business days in December/17 and 22 business days in January/18).

The other items of the Accounts Receivable, except Clients, also recorded a positive variation in relation to the previous month.

The item Others had an increase of R$ 72 million, reaching R$ 266 million in January/18, while the item Network Use Services had an increase of R$ 4 million in relation to the previous month, amounting to R$ 201 million in January/18.

- According to the Management, the increase of Accounts Receivable in the item Others for January/18 is explained by the increase of interconnection Intercompany accounts receivable, between the companies under judicial reorganization, and the effect is cancelled by the item Other services/payments.

On the other hand, the Accounts Receivable of Clients decreased R$ 80 million in relation to the previous month, amounting to R$ 1,825 million, with the collection of R$ 1,905 million in December/17.

- The Management informed that the reduction in Accounts Receivable of Clients in January/18 is linked with the growth of the collection of December/17, depending on the collection campaigns for reorganization of default credits carried out in December/17. The Company also stated that there is an unfavorable seasonal effect in the first two months of the year, with greater record of delays in payments from clients due to the concurrency of recurring appointments in such months, such as IPTU, IPVA, school enrollment, school materials and vacation expenses.

Statement

JANUARY 01 to 31, 2018

Table 1 - Managerial Cash Flow Statement - January/18

R$ million	(A) 12/31/2017 Dec/17	(B)-(A) Variation	(B) 1/31/2018 Jan/18
INITIAL Balance – Financial Cash	**6,877**	4	**6,881**
Clients	1,905	(80)	1,825
Network Use Services	197	4	201
Dealers	420	104	524
Others	194	72	266
Accounts Receivable (1)	**2,716**	**100**	**2,816**
Personnel	(236)	2	(234)
Materials/Services Suppliers	(1,422)	(999)	(2,421)
Taxes	(633)	12	(621)
Court Deposits	(224)	267	43
Contingencies	1	(2)	(1)
Mediation	(46)	41	(5)
Payments (2)	**(2,560)**	**(679)**	**(3,239)**
Telemar	(89)	(183)	(272)
Oi S.A.	(25)	(45)	(70)
Oi Móvel	(76)	(136)	(212)
Investments (3)	**(190)**	**(364)**	**(554)**
Net Operating Generation (1+2+3)	**(34)**	**(943)**	**(977)**
Intra-group Transactions	-	-	-
Financial Transactions	38	(6)	32
Dividends and Interest on Net Equity (JCP)	-	192	192
FINAL Balance - Financial Cash	**6,881**	(753)	**6,128**

Figure 10 – Accounts Payable – Share Structure



Mediação
R$ 5 mi
0%
Outros
(R$ 42mi)
-1%
PAGAMENTOS
TOTAL
R$ 3.239 mi
Pessoal
R$ 234 mi
7%
Tributos
R$ 621 mi
19%
Fornecedores
R$ 2.421 mi
75%

	Jan/18 R$ million	Jan/18 Interest	Dec/17 Interest
Accounts Payable	**3,239**	**100%**	**100%**
Materials/Services Suppliers	2,421	75%	56%
Taxes	621	19%	25%
Personnel	234	7%	9%
Mediation	5	0%	2%
Others	(42)	-1%	8%

Legend:
Pagamentos Total – Total Accounts Payable
Outros – Others
Mediação – Mediation
Pessoal – Personnel
Tributos – Taxes
Fornecedores - Suppliers

ACCOUNTS PAYABLE

Accounts Payable increased in January/18

The Accounts Payable amounted to R$ 3,239 million in January/18, an increase of R$ 679 million in relation to the previous month, when such item recorded R$ 2,560 million. The main item responsible for the largest cash outflow with Accounts Payable was the item Materials/Services Suppliers, with an increase of R$ 999 million in the month, reaching R$ 2,421 million. The item Contingencies had an expenditure of R$ 1 million in January/18, with the cash inflow of R$ 1 million in the previous month.

- According to the Management, the increase of the item was partially influenced by the largest expenditure with Rent, since the bank holiday from 12/29/2017 transferred payments not made on such date for January/2018.
- The Management also informed that the increase in January/18 was motivated by the increase of intercompany SVA transfers to Oi Internet S.A. of the amounts collected from telephone bills of Oi S.A., Telemar S.A. And Oi Móvel S.A. There was also an increase in the intercompany commission payment to Paggo Lojas, for the sales of fixed and mobile telecommunications services. The Company also emphasized that, as informed in the previous month's RMA, the accounts payable of the commitments due on December 29, 30 and 31, 2017 were transferred to January/18, because of the bank holiday from 12/29/2017. Lastly, the Management also added that there was an increase in the payment of the interconnection services between the companies under judicial reorganization, Oi S.A., Telemar S.A. and Oi Móvel S.A., which payments are cancelled with the amounts received in the item Other Accounts Receivable.

The other items of Accounts Payable recorded a decrease in the level in relation to the previous month.

The item Court Deposits recorded a reduction of R$ 267 million in January/18, changing from the expenditure of R$ 224 million in December/17 to cash inflow of R$ 43 million in January/18. As in the case of the previous item, Taxes also recorded a decrease in January/18 equal to R$ 12 million, amounting to R$ 621 million in the month.

- The Management emphasized that the variation of the item Court Deposits refers to the unblocking of judicially blocked amounts in December/17. In January/18, the amounts due were redeemed and the amount of R$ 83 million, blocked at an excess amount, were returned to the Company.
- In relation to Taxes, however, the Management informed that the decrease observed in January/18 is associated with the lowest level of accounts receivable of Clients, in addition to the increase of ICMS tax credits settlement in January/18.

The accounts payable of Mediation decreased R$ 41 million in January/18, amounting to R$ 5 million in such month. Along the same lines, the item Personnel had a decrease of R$ 2 million in January/18, amounting to the accounts payable of R$ 234 million.

- The Management emphasized that the reduction of *Mediation* is a result of the residual balance of December/17 of the item, not processed because of the bank holiday of 12/29/2017.
- In relation to the Accounts Payable with *Personnel*, the Management clarified that the variation occurred in January/18 is a result of the advance payment of one salary of the 2017 Profit Sharing Program (PPR), approved in the collective bargaining agreement for 2017/2018.

Statement

JANUARY 01 to 31, 2018

Table 1 - Managerial Cash Flow Statement - January/18

R$ million	(A) 12/31/2017 Dec/17	(B)-(A) Variation	(B) 1/31/2018 Jan/18
INITIAL Balance – Financial Cash	**6,877**	-	**6,881**
Clients	1,905	(80)	1,825
Network Use Services	197	4	201
Dealers	420	104	524
Others	194	72	266
Accounts Receivable (1)	**2,716**	**100**	**2,816**
Personnel	(236)	2	(234)
Materials/Services Suppliers	(1,422)	(999)	(2,421)
Taxes	(633)	12	(621)
Court Deposits	(224)	267	43
Contingencies	1	(2)	(1)
Mediation	(46)	41	(5)
Accounts Payable (2)	**(2,560)**	**(679)**	**(3,239)**
Telemar	(89)	(183)	(272)
Oi S.A.	(25)	(45)	(70)
Oi Móvel	(76)	(136)	(212)
Investments (3)	**(190)**	**(364)**	**(554)**
Net Operating Generation (1+2+3)	**(34)**	**(943)**	**(977)**
Intra-group Transactions	-	-	-
Financial Transactions	38	(6)	32
Dividends and Interest on Net Equity (JCP)	-	192	192
FINAL Balance - Financial Cash	**6,881**	**(753)**	**6,128**

Figure 11 - Investments – Share structure



INVESTIMENTOS TOTAL
R$ 554 mi
Oi S.A.
R$ 70 mi
13%
Telemar
R$ 272 mi
49%
Oi Móvel
R$ 212 mi
38%

	Jan/18 R$ million	Jan/18 Interest	Dec/17 Interest
Investments	**554**	**100%**	**100%**
Telemar	272	49%	47%
Oi Móvel	212	38%	40%
Oi S.A.	70	13%	13%

Legend:
Investimentos Total – Total Investments

INVESTMENTS

The companies Under Reorganization recorded Payments for *Investments* of BRL 554 million in January 2018, an increase of 192% in relation to the previous month, when there were outflows of cash with *Investments* of BRL 190 million.

The investments related to Telemar S.A. presented an increase of BRL 183 million, totaling BRL 272 million in January 2018. Investments in Oi Móvel S.A. increased by BRL 136 million, totaling BRL 212 million, while investments in Oi S.A. rose from BRL 25 million in December/17 to BRL 70 million in January/18.

- The Management emphasized that, in line with the Judicial Reorganization Plan, the Company initiated the cycle of acceleration of investments aimed at structuring and strengthening its operations.

NET OPERATING GENERATION

The level of *Receipts* in January/18, of BRL 2,816 million, was less than the combined total of *Payments* (BRL 3,239 million) and the outflows of cash with *Investments* (BRL 554 million) in the month, which contributed directly to the negative balance of BRL 977 million in Net Operating Generation of the Companies Under Reorganization in the month.

- The Management informed that the result is in line with the flow under the Judicial Reorganization Plan, and the Company has already started the acceleration in its investments, reaching a total of BRL 554 million in the month, following the guideline of raising the level of investments provided for in the Judicial Reorganization Plan.

FINAL BALANCE – FINANCIAL CASH

The *Financial Transactions*, in turn, recorded a positive result of BRL 32 million in January/18, compared to a positive result of BRL 38 million in the previous month. The heading *Dividends and JCP*, in turn, presented cash in the amount of BRL 192 million in the month of January/18.

- The Management informed that the revenue from *Financial Transactions* remained slightly lower than in the previous month due to the reduction of the cash balance.

- The Company also informed that the entry of cash in the heading *Dividends and JCP* in January/18 was a result of the payment by Oi Internet S.A. to Telemar S.A. of the balance of dividends declared in 2016 and the Interest on Net Equity (JCP) declared in December/2017.

Therefore, by adding the entry of BRL 32 million of the Financial Transactions and the entry of BRL 192 million of Dividends and JCP in January/18 to the negative balance of BRL 977 million of the Net Operating Cash Generation, the Final Financial Cash Balance of the Companies Under Reorganization was reduced by BRL 753 million in relation to the previous month (a 10.9% decrease), amounting to BRL 6,128 million.

- The Management pointed out that, as laid down in the guidelines of the Judicial Reorganization Plan, oscillations upwards and downwards are expected in the Company's cash throughout the year. The Management also added that the Economic and Financial Report within the scope of the Judicial Reorganization Plan provides that the consolidated cash of the Group will be BRL 6,188 million at the end of 2018.

Statement

JANUARY 01 to 31, 2018

Table 2 – Direct Cash Flow

R$ million

CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANIES UNDER REORGANIZATION	SEP/16	OCT/16	NOV/16	DEC/16	JAN/17	FEB/17	MAR/17	APR/17	MAY/17	JUN/17	JUL/17	AUG/17	SEP/17	OCT/17	NOV/17	DEC/17	JAN/18
Initial Balance – Financial Cash	**5,816**	**6,245**	**6,595**	**6,973**	**7,293**	**7,094**	**7,380**	**7,170**	**6,884**	**6,854**	**7,299**	**7,179**	**7,295**	**7,524**	**7,324**	**6,877**	**6,881**
Accounts Receivable	**2,881**	**2,783**	**2,587**	**2,742**	**2,669**	**2,305**	**3,223**	**2,638**	**2,961**	**2,563**	**2,755**	**2,970**	**2,682**	**2,893**	**2,689**	**2,716**	**2,816**
Clients	2,025	1,996	1,947	2,128	1,874	1,699	2,221	1,886	2,067	1,925	1,910	1,987	1,873	1,946	1,873	1,905	1,825
Network Use Services	282	118	81	98	84	78	102	242	202	106	226	178	223	144	190	197	201
Dealers	442	466	494	465	512	412	562	395	526	430	479	494	430	488	467	420	524
Others	132	203	65	51	199	117	338	115	166	102	140	311	156	315	159	194	266
Accounts Payable	**(2,356)**	**(2,149)**	**(2,074)**	**(2,166)**	**(2,562)**	**(1,805)**	**(3,156)**	**(2,523)**	**(2,477)**	**(1,967)**	**(2,450)**	**(2,482)**	**(2,210)**	**(2,721)**	**(2,752)**	**(2,560)**	**(3,239)**
Personnel	(129)	(127)	(124)	(221)	(167)	(134)	(136)	(138)	(135)	(141)	(161)	(157)	(135)	(135)	(142)	(234)	(234)
Materials and Services Suppliers	(1,557)	(1,353)	(1,288)	(1,272)	(1,729)	(1,130)	(1,597)	(1,517)	(1,656)	(1,140)	(1,668)	(1,743)	(1,430)	(1,796)	(1,839)	(1,422)	(2,421)
Materials/Services	(1,274)	(1,230)	(1,203)	(1,170)	(1,640)	(1,046)	(1,488)	(1,275)	(1,447)	(1,033)	(1,439)	(1,561)	(1,201)	(1,651)	(1,645)	(1,222)	(2,215)
Plant Maintenance	(13)	(119)	(103)	(141)	(116)	(86)	(116)	(107)	(130)	(116)	(118)	(113)	(103)	(88)	(324)	(345)	(341)
Rents	(234)	(255)	(238)	(229)	(205)	(162)	(342)	(148)	(179)	(142)	(243)	(203)	(192)	(191)	(213)	(139)	(386)
Graphic/Data Processing	(102)	(110)	(113)	(94)	(137)	(97)	(118)	(98)	(118)	(103)	(133)	(135)	(106)	(116)	(129)	(113)	(127)
Service/Collection Call Center	(101)	(199)	(101)	(123)	(154)	(85)	(153)	(149)	(128)	(72)	(132)	(126)	(79)	(123)	(228)	(157)	(147)
Concessionaires	(105)	(98)	(107)	(96)	(112)	(104)	(112)	(96)	(100)	(103)	(98)	(101)	(97)	(98)	(102)	(105)	(103)
Advisory Services / Audits / Fees	(42)	(34)	(35)	(37)	(48)	(52)	(72)	(33)	(69)	(36)	(78)	(55)	(25)	(62)	(78)	(31)	(55)
Other Services/Accounts Payable	(677)	(415)	(506)	(450)	(848)	(460)	(575)	(604)	(723)	(461)	(637)	(828)	(599)	(973)	(571)	(332)	(1,056)
Network Use Services	(283)	(123)	(85)	(102)	(89)	(84)	(109)	(242)	(209)	(107)	(229)	(182)	(229)	(145)	(194)	(200)	(206)
Taxes	(630)	(655)	(636)	(647)	(674)	(532)	(1,232)	(852)	(664)	(673)	(626)	(591)	(655)	(688)	(652)	(633)	(621)
Court Deposits	(4)	24	(3)	11	11	(9)	(168)	(17)	(22)	(13)	6	14	28	29	20	(224)	43
Contingencies	(36)	(38)	(23)	(37)	(3)	-	(23)	1	-	-	(1)	(5)	-	(5)	-	1	(1)
Mediation	-	-	-	-	-	-	-	-	-	-	-	-	(18)	(126)	(139)	(46)	(5)
Investments	**(97)**	**(316)**	**(282)**	**(242)**	**(261)**	**(345)**	**(346)**	**(346)**	**(433)**	**(330)**	**(480)**	**(427)**	**(290)**	**(410)**	**(391)**	**(190)**	**(554)**
Telemar	(48)	(162)	(132)	(143)	(122)	(172)	(159)	(154)	(180)	(153)	(203)	(197)	(150)	(188)	(184)	(89)	(272)
Oi S.A.	(16)	(71)	(59)	(47)	(53)	(78)	(62)	(56)	(79)	(48)	(75)	(74)	(59)	(63)	(45)	(25)	(70)
Oi Móvel	(33)	(83)	(91)	(53)	(86)	(95)	(125)	(136)	(174)	(129)	(202)	(156)	(81)	(159)	(162)	(74)	(212)
Operating Generation	**428**	**318**	**231**	**333**	**(154)**	**155**	**(279)**	**(231)**	**51**	**266**	**(175)**	**61**	**182**	**(238)**	**(454)**	**(34)**	**(977)**
Intra-group Transactions	(48)	(30)	23	(76)	(48)	80	2	(99)	(101)	135	-	-	-	-	-	-	-
Financial Transactions	49	61	32	63	65	51	67	44	20	44	55	55	47	38	7	38	32
Dividends and JCP	-	-	93	-	(63)	-	-	-	-	-	-	-	-	-	-	-	192
Final Balance – Financial Cash	**6,245, 6,595, 6,973, 7,293, 7,094, 7,380, 7,170, 6,884, 6,854, 7,299, 7,179, 7,295, 7,524, 7,324, 6,877, 6,881**																**6,128**

SERVICE TO CREDITORS

On January 8, 2018, the decision on page 254,741/254,756 was issued ratifying the Judicial Reorganization Plan and granting the Judicial Reorganization of the Oi Group.

In view of this, this Management has remained focused on service to creditors with doubts on clauses of the Judicial Reorganization Plan and on the exercise of the "Payment Option" and the procedure of individualization to the creditor bondholders.

In addition, the BT examined the documentation and prepared an updated list of 1,291 creditor bondholders that presented an individualization request, under the terms of the notice published in the Electronic Gazette of October 2, 2017.

This Management continues conducting weekly meetings with the Company, in order to monitor the implementation of the Platform for choosing the payment option and to solve possible doubts about compliance with the Judicial Reorganization Plan.

As in recent months, the BT has been exerting efforts to select 7,180 procedural incidents relating to late disputes and qualifications. As a result of this work: (i) the BT already filed 6,975 prior manifestations; (ii) 3,046 incidents have already been sentenced; (iii) the BT has already presented 2,770 petitions on the merits of the claim; and (iv) the companies Under Reorganization have already expressed themselves on 3,874 incidents.

The ratified Judicial Reorganization Plan is available for consultation on the website of the judicial reorganization (www.recuperacaojudicialoi.com.br), in the tab "Procedural Documents". The creditors who wish clarification about the Plan can contact the BT by e-mail credoroi@wald.com.br or access the website www.recjud.com.br.

SUMMARY OF THE STATEMENTS OF BT IN THE CASE RECORDS

Following, the BT lists the manifestations presented in the case records of the electronic proceedings after the latest Monthly Activity Report, with an indication of the respective pages.

Pages 268,102/268,135	Monthly report of the activities developed by the Companies under Reorganization (referring to the month of December 2017).	2/15/2018
Pages 269,037/269,039	Manifestation by the BT on the individualizations of credit presented by creditor bondholders to exercise the payment option provided for in the Judicial Reorganization Plan.	2/19/2018
Pages 270,030/270,032	Manifestation by the BT on the individualizations of credit presented by creditor bondholders to exercise the payment option provided for in the Judicial Reorganization Plan.	2/20/2018
Pages 275,186/275,193	Manifestation by the BT on the individualizations of credit presented by creditor bondholders to exercise the payment option provided for in the Judicial Reorganization Plan.	2/22/2018
Pages 277,837/277,843	Manifestation by the BT on the individualizations of credit presented by creditor bondholders to exercise the payment option provided for in the Judicial Reorganization Plan.	2/23/2018
Pages 282,585/282,591	Manifestation by the BT on the individualizations of credit presented by creditor bondholders to exercise the payment option provided for in the Judicial Reorganization Plan.	2/26/2018
Pages 289,903/289,906	Manifestation by the BT on the individualizations of credit presented by creditor bondholders to exercise the payment option provided for in the Judicial Reorganization Plan.	3/6/2018

SUMMARY OF THE STATEMENTS OF BT IN THE CASE RECORDS

Following, the BT lists the manifestations presented in the case records of the electronic proceedings after the latest Monthly Activity Report, with an indication of the respective pages.

Pages 291,439/291,443	Manifestation by the BT on the individualizations of credit presented by creditor bondholders to exercise the payment option provided for in the Judicial Reorganization Plan.	3/7/2018
Pages 291,444/291,446	Manifestation by the BT on the individualizations of credit presented by creditor bondholders to exercise the payment option provided for in the Judicial Reorganization Plan.	3/8/2018
Page 292,067	Manifestation by the BT on the request of individualization of creditors: (i) Manuel Cardoso; (ii) Maria Emilia Gonçalves Cardoso; (iii) José Filomeno Guerra Geraldes; and (iv) Julio Bairrada Loureiro.	3/8/2018
Pages 292,065/292,066	Manifestation by the BT on the individualizations of credit presented by creditor bondholders to exercise the payment option provided for in the Judicial Reorganization Plan.	3/8/2018

SUMMARY OF THE STATEMENTS OF BT IN THE CASE RECORDS

Interlocutory Appeals in which BT submitted statement:

0072315-31.2017.8.19.0000	Appeal brought by the Societé Mondiale Fundo de Investimento em Ações against the decision which determined that the new officers appointed by the Board of Directors refrain from interfering in matters related to the judicial reorganization process and appointed the President of the company to conduct negotiations with creditors until December 12, 2017, when the President must present the Judicial Reorganization Plan.	2/22/2018
0005216-10.2018.8.19.0000	Appeal filed by Companhia Energética do Maranhão (CEMAR) against the decision that granted the Judicial Reorganization and ratified the Judicial Reorganization Plan.	3/9/2018
0004757-08.2018.8.19.0000	Appeal filed by Centrais Elétricas do Pará S.A. – (CELPA) against the decision that granted the Judicial Reorganization and ratified the Judicial Reorganization Plan.	3/9/2018
0008837-15.2018.8.19.0000	Appeal filed by Oberthur Technologies - Sistemas de Cartões Ltda. against the decision that granted the Judicial Reorganization and ratified the Judicial Reorganization Plan.	3/9/2018
0010190-90.2018.8.19.0000	Appeal filed by Motoclean Veículos Ltda. against the decision that granted the Judicial Reorganization and ratified the Judicial Reorganization Plan.	3/9/2018

WALD

Avenida Franklin Roosevelt,
nº 115, 4º andar
CEP 20021-120
Rio de Janeiro, RJ – Brazil

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nº 510, 8º andar
CEP 04543-906
São Paulo, SP - Brazil

RC CONSULTORES

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